Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Phoenix Autocallable Optimization Securities linked to the EURO STOXX 50® Index due August 16, 2017	$1,820,500.0	$208.63

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated July 31, 2012)

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $1,820,500 linked to the EURO STOXX 50® Index due August 16, 2017

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the EURO STOXX 50® Index (the “underlying index”). UBS will pay a monthly contingent coupon payment if the closing level of the underlying index on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing level of the underlying index on any observation date (monthly, beginning after one year) is equal to or greater than the initial level. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the final level of the underlying index is equal to or greater than the trigger level (which is the same level as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the final level of the underlying index is less than the trigger level, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying index over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon payment if the closing level of the underlying index on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing level of the underlying index on any observation date (monthly, beginning after one year) is greater than or equal to the initial level. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the level of the underlying index does not close below the trigger level on the final valuation date, UBS will repay your principal amount per Security at maturity. If the level of the underlying index closes below the trigger level on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the level of the underlying index from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	August 10, 2012
Settlement Date	August 15, 2012
Observation Dates*	Monthly (callable after 1 year) (see page 4)
Final Valuation Date*	August 10, 2017
Maturity Date*	August 16, 2017

*	Subject to postponement in the event of a market disruption event, as described in the Trigger Phoenix Autocallable Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Securities linked to the performance of the EURO STOXX 50® Index. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Index	Ticker	Contingent Coupon Rate	Initial Level	Trigger Level	Coupon Barrier	CUSIP	ISIN
EURO STOXX 50® Index	SX5E	8.00% per annum	2,423.22	1,453.93, which is 60% of the Initial Level	1,453.93, which is 60% of the Initial Level	90268U887	US90268U8870

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement relating to the Securities, dated July 31, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the EURO STOXX 50® Index	$1,820,500.00	$10.00	$45,512.50	$0.25	$1,774,987.50	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated August 10, 2012

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS Product Supplement dated July 31, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512326203/d388859d424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated July 31, 2012, references to the “index supplement” means the UBS index supplement, dated January 24, 2012 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦	You believe the closing level of the underlying index will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the level of the underlying index and that your potential return is limited to the contingent coupon payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You are willing to invest in the Securities based on the contingent coupon rate of 8.00% per annum.

♦	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the index constituent stocks.

♦	You seek an investment with exposure to companies in the Eurozone.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦

You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the coupon barrier on the specified observation dates and below the trigger level on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the level of the underlying index or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You are unwilling to invest in the Securities based on the contingent coupon rate of 8.00% per annum.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

♦	You do not seek an investment with exposure to companies in the Eurozone.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier.
Underlying Index	EURO STOXX 50® Index.
Contingent Coupon	If the closing level of the underlying index is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 5).
If the closing level of the underlying index is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 5).
The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing level of the underlying index is greater than or equal to the coupon barrier. The table below represents a contingent coupon rate of 8.00% per annum for the Securities linked to the performance of the EURO STOXX 50® Index. Amounts in the table below may have been rounded for ease of analysis.
Contingent Coupon (per Security)

EURO STOXX 50® Index
$0.0667

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of the underlying index is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is 8.00% per annum for Securities linked to the performance of the EURO STOXX 50® Index.
Automatic Call Feature

The Securities will be called automatically if the closing level of the underlying index on any observation date (monthly, beginning August 9, 2013) is equal to or greater than the initial level.

If the Securities are called on any observation date (monthly, beginning August 9, 2013), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)	If the Securities are not called and the final level is equal to or greater than the trigger level and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.
If the Securities are not called and the final level is less than the trigger level, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, for an amount equal to:
$10.00 + ($10.00 × Underlying Return)
Underlying Return	Final Level – Initial Level Initial Level
Trigger Level	1,453.93, which is 60% of the initial level of the underlying index, as specified on the first page of this pricing supplement.
Coupon Barrier	1,453.93, which is 60% of the initial level of the underlying index, as specified on the first page of this pricing supplement.
Initial Level	2,423.22, which is the closing level of the underlying index on the trade date, as specified on the first page of this pricing supplement.
Final Level	The closing level of the underlying index on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-30.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates		Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
September 10, 2012	*	September 12, 2012	May 9, 2014	May 13, 2014	January 11, 2016	January 13, 2016
October 9, 2012	*	October 11, 2012	June 9, 2014	June 11, 2014	February 9, 2016	February 11, 2016
November 9, 2012	*	November 14, 2012	July 9, 2014	July 11, 2014	March 9, 2016	March 11, 2016
December 10, 2012	*	December 12, 2012	August 11, 2014	August 13, 2014	April 11, 2016	April 13, 2016
January 9, 2013	*	January 11, 2013	September 9, 2014	September 11, 2014	May 9, 2016	May 11, 2016
February 11, 2013	*	February 13, 2013	October 9, 2014	October 14, 2014	June 9, 2016	June 13, 2016
March 11, 2013	*	March 13, 2013	November 10, 2014	November 13, 2014	July 11, 2016	July 13, 2016
April 9, 2013	*	April 11, 2013	December 9, 2014	December 11, 2014	August 9, 2016	August 11, 2016
May 9, 2013	*	May 13, 2013	January 9, 2015	January 13, 2015	September 9, 2016	September 13, 2016
June 10, 2013	*	June 12, 2013	February 9, 2015	February 11, 2015	October 11, 2016	October 13, 2016
July 9, 2013	*	July 11, 2013	March 9, 2015	March 11, 2015	November 9, 2016	November 14, 2016
August 9, 2013		August 13, 2013	April 9, 2015	April 13, 2015	December 9, 2016	December 13, 2016
September 9, 2013		September 11, 2013	May 11, 2015	May 13, 2015	January 9, 2017	January 11, 2017
October 9, 2013		October 11, 2013	June 9, 2015	June 11, 2015	February 9, 2017	February 13, 2017
November 12, 2013		November 14, 2013	July 9, 2015	July 13, 2015	March 9, 2017	March 13, 2017
December 9, 2013		December 11, 2013	August 10, 2015	August 12, 2015	April 10, 2017	April 12, 2017
January 9, 2014		January 13, 2014	September 9, 2015	September 11, 2015	May 9, 2017	May 11, 2017
February 10, 2014		February 12, 2014	October 9, 2015	October 14, 2015	June 9, 2017	June 13, 2017
March 10, 2014		March 12, 2014	November 9, 2015	November 12, 2015	July 10, 2017	July 12, 2017
April 9, 2014		April 11, 2014	December 9, 2015	December 11, 2015	August 10, 2017	August 16, 2017

*	The Securities are not callable until the twelfth observation date, which is August 9, 2013.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-30.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the stocks comprising the underlying index. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final level of the underlying index is greater than or equal to the trigger level and will only make such payment at maturity. If the Securities are not called and the final level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying index.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the trigger level.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing level of the underlying index on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of the underlying index is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying index — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying index. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the twelfth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying index’s risk of decline even though you are not able to participate in any appreciation in the level of the underlying index. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the underlying index or the stocks constituting the underlying index.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying index reflects a higher expectation as of the trade date that the level of such underlying index could close below its trigger level on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying index’s volatility can change significantly over the term of the Securities. The level of the underlying index for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing level of the underlying index is equal to or greater than the initial level on any observation date (monthly, beginning after one year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The level of the underlying index can rise or fall sharply due to factors specific to that underlying index or any of the stocks comprising the underlying index (“index constituent stocks”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying index and any of the index constituent stocks included in the underlying index.

♦

The index return will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. Dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Non-U.S. securities markets risks — The index constituent stocks are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. The closing level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying index. You should be willing to accept the downside risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the index constituent stocks — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of any payment owed to you on the Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks may have.

♦

The underlying index reflects price return, not total return — The underlying index to which your Securities are linked reflect the changes in the market prices of the index constituent stocks. The underlying index does not, however, reflect a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index could have an adverse effect on the value of the Securities — The policies of STOXX Limited, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the performance of the underlying index and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Level:	2423.22
Contingent Coupon Rate:	8.00% per annum (or 0.6667% per month)
Contingent Coupon:	$0.0667 per month
Observation Dates:	Monthly (callable after 1 year)
Trigger Level:	1453.93 (which is 60% of the Initial Level)
Coupon Barrier:	1453.93 (which is 60% of the Initial Level)

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	2500 (at or above Initial Level )	$0.0667 (Contingent Coupon – Not Callable)
Second Observation Date	1900 (at or above Coupon Barrier; below Initial Level)	$0.0667 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Level)	$0.6003 (Contingent Coupon)
Twelfth Observation Date	2600 (at or above Initial Level)	$10.0667 (Settlement Amount)

	Total Payment:	$10.8004 (8.00% return)

Since the Securities are called on the twelfth observation date (which is approximately one year after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.0667 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.7337 received in respect of prior observation dates, UBS will have paid you a total of $10.8004 per Security for an 8.00% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Level of the Underlying Index is at or above the Trigger Level

Date	Closing Level	Payment (per Security)
First Observation Date	1900 (at or above Coupon Barrier; below Initial Level)	$0.0667 (Contingent Coupon)
Second Observation Date	1100 (below Coupon Barrier)	$0.00
Third Observation Date	1000 (below Coupon Barrier)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	1800 (at or above Trigger Level and Coupon Barrier; below Initial Level)	$10.0667 (Settlement Amount)

	Total Payment:	$10.1334 (1.33% return)

At maturity, UBS will pay you a total of $10.0667 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.0667 received in respect of prior observation dates, UBS will have paid you a total of $10.1334 per Security for a 1.33% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Level of the Underlying Index is below the Trigger Level

Date	Closing Level	Payment (per Security)
First Observation Date	1900 (at or above Coupon Barrier; below Initial Level)	$0.0667 (Contingent Coupon)
Second Observation Date	1800 (at or above Coupon Barrier; below Initial Level)	$0.0667 (Contingent Coupon)
Third Observation Date	1700 (at or above Coupon Barrier; below Initial Level)	$0.0667 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00 (Contingent Coupon)
Final Valuation Date	969.29 (below Trigger Level and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] =
$10.00 + [$10.00 × -60%] =
$10.00 - $6.00 =
$4.00 (Payment at Maturity)

	Total Payment:	$4.2001 (-58.00% return)

Since the Securities are not called and the final level of the underlying index is below the trigger level, at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.2001 received in respect of prior observation dates, UBS will have paid you $4.2001 per Security for a loss on the Securities of 58.00%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final level is less than the trigger level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

EURO STOXX 50® Index

We have derived all information contained in this pricing supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) Index (the “EURO STOXX TMI”). The EURO STOXX 50® Index is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European counties. The EURO STOXX 50® Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing level for the EURO STOXX 50® Index, based on the daily closing level as reported by Bloomberg Professional® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on August 10, 2012 was 2,423.22. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	4339.23	3431.82	3628.06
4/1/2008	6/30/2008	3882.28	3340.27	3352.81
7/1/2008	9/30/2008	3445.66	3000.83	3038.20
10/1/2008	12/31/2008	3113.82	2165.91	2447.62
1/2/2009	3/31/2009	2578.43	1809.98	2071.13
4/1/2009	6/30/2009	2537.35	2097.57	2401.69
7/1/2009	9/30/2009	2899.12	2281.47	2872.63
10/1/2009	12/31/2009	2992.08	2712.30	2964.96
1/4/2010	3/31/2010	3017.85	2631.64	2931.16
4/1/2010	6/30/2010	3012.65	2488.50	2573.32
7/1/2010	9/30/2010	2827.27	2507.83	2747.90
10/1/2010	12/31/2010	2890.64	2650.99	2792.82
1/3/2011	3/31/2011	3068.00	2721.24	2910.91
4/1/2011	6/30/2011	3011.25	2715.88	2848.53
7/1/2011	9/30/2011	2875.67	1995.01	2179.66
10/3/2011	12/30/2011	2476.92	2090.25	2316.55
1/3/2012	3/30/2012	2608.42	2286.45	2477.28
4/2/2012	6/29/2012	2501.18	2068.66	2264.72
7/2/2012*	8/10/2012*	2440.24	2151.54	2423.22

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through August 10, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the underlying index from January 3, 2000 through August 10, 2012, based on information from Bloomberg. The dotted line represents the trigger level and coupon barrier of 1,453.93, which is equal to 60% of the closing level on August 10, 2012. Past performance of the underlying index is not indicative of the future performance of the underlying index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts attributable to a contingent coupon, which would be taxable as ordinary income as described below) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TPAOS product supplement including possible treatment as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. In addition, while we do not intend to withhold on any contingent interest payments made to you if you provide us with a fully completed and validly executed IRS form W-8BEN or W-8ECI, it is possible that another withholding agent may withhold on such payment (generally at a 30% rate, subject to reduction under an applicable income tax treaty).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.